ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1997-3
$ 202,030,907 6.20% Auto Receivables Backed Certificates
For the Year Ended December 31, 1998




         PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
            DIST        DIST       LOSSES    LOSS %     DELQ.        %
        ____________ ___________ ___________ ________ ____________ _______
 Jan-98   4,632,701     935,104     367,571    2.40%   14,793,267    8.05%
 Feb-98   6,128,569     911,169   1,238,237    8.35%   13,257,256    7.45%
 Mar-98   6,279,429     879,505   1,353,322    9.43%   11,299,773    6.56%
 Apr-98   6,924,687     847,061   1,580,541   11.44%   11,343,934    6.84%
 May-98   5,981,829     811,283     849,711    6.39%   11,031,579    6.91%
 Jun-98   5,189,727     780,377     767,667    5.97%   11,341,479    7.35%
 Jul-98   5,042,204     753,564     230,450    1.86%   11,974,427    8.05%
 Aug-98   4,936,984     727,512     431,293    3.60%   12,218,363    8.50%
 Sep-98   6,010,131     702,004     861,177    7.52%   12,052,027    8.77%
 Oct-98   5,137,754     670,952     697,749    6.35%   11,422,721    8.66%
 Nov-98   5,067,091     644,407     720,824    6.83%   11,337,328    8.96%
 Dec-98   5,014,743     618,227     663,145    6.56%   11,072,804    9.13%
        ____________ ___________ ___________
 Totals  66,345,847   9,281,165   9,761,687

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.